Exhibit 99.1

October 31, 2006	Contact: Craig McCollam
Dionex Corporation
408-481-4107
DIONEX REPORTS RECORD FIRST QUARTER NET SALES AND
STRONG OPERATING INCOME GROWTH
FOR RELEASE TUESDAY, OCTOBER 31, 2006, 1:05 P.M. PST
Sunnyvale, California — Dionex Corporation (NASDAQ:DNEX) today announced its results of operations for the first quarter ended September 30, 2006.
Net sales for the first quarter of fiscal 2007 were $72.9 million, an increase of 7% compared with the $68.1 million reported in the first quarter of last year. Operating income for the first quarter of fiscal 2007 was $13.7 million, including costs of approximately $1.0 million related to the Company’s initiative to centralize some of its field related functions. Operating income increased by 13%, compared with $12.1 million in the first quarter of last year. Diluted earnings per share for the quarter were $0.44, compared with the $0.44 reported in the same quarter of last year. Net income in the first quarter of fiscal 2007 included costs of approximately $650,000, net of tax, or $0.03 per diluted share, related to the Company’s initiative to centralize some of its field related technical, administrative and support functions within North America and Europe. Net income for the first quarter of fiscal 2006 included other income of $1.0 million, net of tax, or $0.05 per share, related primarily to a one-time gain from the favorable settlement of patent litigation.
During the first quarter of fiscal 2007, the Company repurchased 437,000 shares of its common stock for $21.5 million. In fiscal 2006, the Company repurchased 1,409,577 shares of its common stock.
Lukas Braunschweiler, President and Chief Executive Officer, commenting on the results, said, “We are very pleased with the start to this fiscal year. We reported the highest first quarter sales in the Company’s history. We also saw strong growth in our operating income despite the costs related to our centralization initiative. Earnings per share for the first quarter were at the high end of our expectations.

“Sales in North America were up slightly for the quarter compared to last year, reflecting a continuing difficult business environment in our life sciences and pharmaceutical customers. Sales in Europe grew in the low-double digits in reported dollars and in the high-single digits in local currency. This strong sales performance in Europe resulted from good growth in our life sciences and chemical/petrochemical markets. Sales in our Asia/Pacific region grew in the mid-single digits this quarter showing good growth in all countries. Japan continued to report good results growing in the high-single digits in the first quarter in local currency.
“Compared to the first quarter of last year, demand from our life sciences and environmental customers was up slightly this quarter. Demand from our chemical/petrochemical and food and beverage customers were up significantly in the first quarter.
“We saw very strong growth in sales of our ion chromatography products in the first quarter. Our HPLC product line sales grew slightly for the quarter, hurt by our nano/capillary HPLC sales. Our gross profit margin improved sequentially in the first quarter as we completed the transition to our new UltiMate 3000 product and we saw very strong growth in our consumables products.
“We believe that we are well positioned for good sales and earnings growth in the remainder of fiscal 2007. We estimate that net sales will be in the range of $77-$79 million for the second quarter and diluted earnings per shares will be in the range of $0.55-$0.58. We are leaving our forecasts for the full year unchanged with net sales in the range of $305-$315 million and diluted earnings per share in the range of $2.06-$2.16. Among the assumptions on which our estimates were based are: (1) demand from our life sciences customers, particularly in North America, will improve; (2) currency rates will have no significant impact in fiscal 2007; (3) our gross margin will improve throughout the course of the year; and (4) costs related to our field centralization initiative in North America and Europe will be approximately $800,000, net of tax, or $0.04 per share for the full fiscal year 2007, with $0.03 already incurred in the first quarter.”
Dionex Corporation is a leading manufacturer and marketer of chromatography systems for chemical analysis. The Company’s systems are used in environmental analysis and by the life sciences, food and beverage, chemicals, petrochemicals, power generation and electronics industries in a variety of applications.
Management of the Company will discuss the first quarter results in a conference call on Tuesday, October 31, 2006, at 1:30 p.m. Pacific Time (PT). To listen to the call live, please tune into the webcast via www.dionex.com. A playback of the conference call will be available from 8:00 a.m. PT, Wednesday, November 1, 2006 until 5:00 p.m. PT, Friday, December 29, 2006.
Certain statements contained herein or made in the quarterly conference call that are not purely historical are forward-looking statements Factors that may cause actual results to differ from these statements are foreign currency fluctuations, competition from other products, economic conditions in the areas in which the company sells its products, and demand for analytical instrumentation. These factors and other risks and uncertainties are discussed greater detail in the Company’s most recent reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission.

DIONEX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	September 30,
	2006	2005

Net sales	$72,857	$68,100
Cost of sales	24,959	23,770

Gross profit	47,898	44,330

Operating expenses:
Selling, general and administrative	28,429	26,680
Research and product development	5,748	5,534

Total operating expenses	34,177	32,214

Operating income	13,721	12,116

Interest income, net	309	258
Other income (expense)	(331)	1,473

Income before taxes on income	13,699	13,847
Taxes on income	5,028	4,833

Net income	$8,671	$9,014

Basic earnings per share	$0.45	$0.45

Diluted earnings per share	$0.44	$0.44

Shares used in computing per share amounts:
Basic	19,441	20,114

Diluted	19,855	20,687

DIONEX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
AT SEPTEMBER 30, 2006 AND JUNE 30, 2006
(In thousands)
(Unaudited)

	September 30,	June 30,
	2006	2006

ASSETS

Current assets:
Cash, cash equivalents and short term investments	$43,567	$51,014
Accounts receivable, net	61,562	63,008
Inventories	28,001	27,702
Other current assets	15,639	15,706

Total current assets	148,769	157,430

Property, plant and equipment, net	61,392	58,700
Goodwill and other intangible assets, net	29,140	29,504
Other assets	4,493	4,768

	$243,794	$250,402

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Notes payable	$3,066	$—
Accounts payable	10,064	9,395
Accrued liabilities	37,939	39,673
Income taxes payable	9,466	7,100
Accrued product warranty	3,229	3,493

Total current liabilities	63,764	59,661

Deferred income taxes and other	5,271	5,359
Stockholders’ equity	174,759	185,382

	$243,794	$250,402

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